NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 12, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(1) That the entire class of this security was called for redemption, maturity or retirement on November 30, 2022; appropriate notice thereof was given; funds sufficient for the payment of all such securities were deposited with an agency authorized to make such payment; and such funds were made available to security holders on November 30, 2022. Fortress Value Acquisition Corp. IV announced that it will redeem all of its outstanding shares of Class A Common Stock and Units, each consisting of one share of Class A common stock and one-eighth of one redeemable warrant, effective as of November 30, 2022, because the Company will not complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 23, 2022.